Exhibit 99.1

NorthView Acquisition Corp. Announces Upcoming Automatic Unit Separation

New York, New York, January 19, 2022 – NorthView Acquisition Corp. (NASDAQ: NVACU) (the “Company”) announced today that, on January 21, 2022, the Company’s units will no longer trade, and that the Company’s common stock, rights and redeemable warrants, which together comprise the units will commence trading separately. The common stock, rights and warrants will be listed on the Nasdaq Global Market and trade with the ticker symbols “NVAC,” “NVACR,” and “NVACW”, respectively. This is a mandatory and automatic separation, and no action is required by the holders of units.

Each unit consists of one share of common stock, one right and one-half of one redeemable warrant. Each right entitles the holder thereof to receive one-tenth (1/10) of one share of common stock upon the consummation of an initial business combination. Each whole warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share. In the separation, unit owners will receive the number of shares of common stock, rights and redeemable warrants underlying such units; however, no fractional warrants will be issued. Any holder of units whose ownership includes a fractional number of underlying warrants, will be issued a number of warrants that is rounded down to the nearest whole number. Accordingly, any owner of units that does not own a multiple of two units will lose one-half of a warrant upon separation.

Purchases of units that are made after market close on January 19, 2022, may not settle prior to the unit separation date and, accordingly, the number of warrants issued to such purchasers may not reflect the warrants underlying such recently purchased units.

About NorthView Acquisition Corp.

NorthView Acquisition Corp. is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or entities. The Company intends to focus its initial search on target businesses in the healthcare sector with an enterprise value of approximately $500 million to $2 billion.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements, including those set forth in the risk factors section of the prospectus used in connection with the Company’s initial public offering. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact:

Fred Knechtel

NorthView Acquisition Corp.

207 West 25th Street, 9th Floor

New York, NY 10001

fredknechtel@northviewac.com

631 987-8921